Exhibit 10.15

8x8, INC.
ANNUAL EXECUTIVE INCENTIVE PLAN

  Purpose of the Plan. The purpose of the 8x8, Inc. Annual Executive Incentive Plan is to promote the growth and performance of the Company by: (i) linking a portion of the total annual compensation for certain key employees to attainment of such business objectives as shall be approved for each Annual Period; and (ii) assisting in the attraction, retention and motivation of certain key employees.

  Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

  "Adjusted Net Income" shall mean Net Income prior to reduction for the amount of the Awards payable pursuant to this Plan for the fiscal year and after any adjustments authorized by the Committee in its sole discretion. By way of example, and without limiting the foregoing, the Committee may adjust Net Income to exclude any of the following items: (i) acquisition-related expenses; (ii) non-cash charges related to the issuance of financial instruments; (iii) interest income and expenses; (iv) asset write-downs; (v) litigation, claims, judgments or settlements; (vi) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (vii) accruals for reorganization and restructuring programs; (viii) stock-based compensation; and (ix) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30 or (B) publicly announced by the Company in a press release or conference call relating to the Company's results of operations or financial condition for a completed quarterly or annual fiscal period.

  "Affiliate" means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

  "Annual Period" means the twelve-month period representing the Company's fiscal year commencing on April 1 and ending on March 31, over which the attainment of one or more Targets will be measured for purposes of determining a Participant's right to payment in connection with an Award.

  "Award" means a right to receive a cash incentive payment pursuant to the terms and conditions of the Plan.

  "Award Determination Date" means the date (after the issuance of the Company's audited financial statements with respect to the applicable Annual Period, subject to Section 6(a)) on which the Committee meets to review individual and Company performance for an Annual Period and determine the amounts payable pursuant to individual Awards.

  "Board" means the board of directors of the Company.

  "Change of Control" means the occurrence of any of the following:

  (a) an Ownership Change Event or a series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of sale, exchange, or transfer of all or substantially all of the assets of the Company, the entity to which the assets of the Company were transferred (the "Transferee"), as the case may be;

  (b) the liquidation or dissolution of the Company; or

  (c) a determination by a majority of the Board that a Change of Control has occurred.

  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Committee" means the Compensation Committee of the Board, or such other committee of the Board to which such authority may be granted from time to time, which in general is responsible for the administration of the Plan, as provided in Section 3 of the Plan. For any period during which no such committee is in existence "Committee" shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

  "Company" means 8x8, Inc., a Delaware corporation.

  "Eligible Participant" means, with respect to an Annual Period, a Participant who remains employed with the Company on the Award Determination Date for such Annual Period or is otherwise entitled to receive payment with respect to an Award in accordance with Section 7.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Net Income" means consolidated net income as reported in the Company's audited income statement for the applicable fiscal year.

  "Ownership Change Event" means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

  "Participant" means any holder of an Award under the Plan.

  "Plan" means this 8x8, Inc. Annual Executive Incentive Plan, as amended from time to time.

  "Revenue" means the Company's consolidated revenue as reported in the Company's audited income statement for the applicable fiscal year.

  "Targets" means, collectively, Revenue Target A, Revenue Target B, Net Income Target A and Net Income Target B, each as defined in Section 5, or such other performance targets as the Committee shall establish for Awards pursuant to this Plan from time-to-time.

  Administration of Plan.

    The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee's exercise of its authorities hereunder; and provided further, however, that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees in accordance with such guidelines as the Committee shall set forth at any time or from time to time.

    Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee to receive the Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan.

    The Committee's determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto. Neither the Company nor any director shall be liable for any action or determination made in good faith with respect to the Plan.

  Eligibility and Participation.

    Participation in the Plan shall be limited to any person serving as Chief Executive Officer and any other executive officers and other key employees of the Company designated by the Committee to receive Awards. Each Participant in the Plan shall be eligible to receive such Award, if any, as the Committee may determine in its sole discretion.

    Participants hired after the beginning of an Annual Period shall be eligible receive a pro-rated Award based on the number of days actually worked versus the number of days available during the Annual Period. Participants must be employed with the Company on the Award Determination Date to be eligible for an Award under the Plan.

  Bonus Pool and Awards.

    The amount of the bonus pool under the Plan (the "Bonus Pool") for the Annual Period ending March 31, 2012 shall be $634,000. As soon as practicable following the commencement of each subsequent Annual Period under the Plan, the Committee shall determine the amount to be established as the Bonus Pool for such Annual Period.

    As soon as practicable following the commencement of each Annual Period under the Plan, the Committee shall determine by resolution the Participants eligible to receive Awards under the Plan during such Annual Period.

    The total amount of the Bonus Pool shall be allocated between Revenue Targets (the "Revenue Pool") and Net Income Targets (the "Net Income Pool") as follows: 75% of the Bonus Pool shall constitute the Revenue Pool, and 25% of the Bonus Pool shall constitute the Net Income Pool. There shall be established two revenue targets ("Revenue Target A" and "Revenue Target B," respectively) and two Net Income targets ("Net Income Target A" and "Net Income Target B," respectively) for each Annual Period. As soon as practicable following the commencement of each Annual Period under the Plan, the Committee shall establish by resolution the Targets for such Annual Period.

    At the Committee's request, the Chief Executive Officer shall prepare and make non-binding recommendations to the Committee with respect to each of the foregoing matters described in this Section 5.

  Payments.

    Subject to the provisions of this Plan, including Section 14, Participants shall receive cash payments pursuant to their Awards, if any, as determined by the Committee based on the Company's attainment of the Targets and each Participant's contribution towards the attainment of such Targets in accordance with this Section 6. All payments under this Section 6 are to be made to the Participants in cash as soon as practicable after the Award Determination Date; provided that in no event will the payment of such amounts be made after the later of (a) the 15th day of the third month following the end of the Participant's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture or (b) the 15th day of the third month following the end of the Company's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture (the later of such dates being the "Payment Deadline"). In the event the Committee determines that audited financial statements for an Annual Period will not be available in sufficient time for the Company to make payments to Participants pursuant to this Section 6 on or before the Payment Deadline, then the Committee's determinations of the Company's attainment of Targets shall be based on the Company's unaudited financial statements notwithstanding anything to the contrary set forth herein.

    Revenue Target Payments.

      In the event the Company's Revenue equals or exceeds Revenue Target A for the applicable Annual Period, the Company shall pay the Eligible Participants an aggregate amount of cash equal to 25% of the Revenue Pool which shall be distributed equally among the Eligible Participants, subject to Section 7 below.

      In addition to the payment under Section 6(b)(i):

        In the event the Company's Revenue equals or exceeds Revenue Target B for the applicable Annual Period, the Company shall pay the Eligible Participants an aggregate amount of cash equal to 75% of the Revenue Pool ("Target B Revenue Payout") which shall be distributed among the Eligible Participants in accordance with Sections 6(d) and 7 below.

        In the event the Company's Revenue equals or exceeds Revenue Target A but is less than Revenue Target B for the applicable Annual Period, the Company shall pay the Eligible Participants an aggregate amount of cash equal to (x) the quotient of the amount of Revenue recognized by the Company in excess of Revenue Target A divided by the difference of Revenue Target B minus Revenue Target A, multiplied by (y) the Target B Revenue Payout which shall be distributed among the Eligible Participants in accordance with Sections 6(d) and 7 below.

    For example, assuming a Target B Revenue Payout of $200,000, a Revenue Target A of $100,000,000 and a Revenue Target B of $120,000,000, if the Company's Revenue were $110,000,000, then the aggregate payment under Section 6(b)(ii)(2) would be:

    110,000,000 - 100,000,000
    -------------------------------- x $200,000 = $100,000
    120,000,000 - 100,000,000

    Net Income Target Payments.

      In the event the Company's Adjusted Net Income equals or exceeds Net Income Target A for the applicable Annual Period, the Company shall pay the Eligible Participants an aggregate amount of cash equal to 25% of the Net Income Pool which shall be distributed equally among the Eligible Participants, subject to Section 7 below.

      In addition to the payment under Section 6(c)(i):

        In the event the Company's Adjusted Net Income equals or exceeds Net Income Target B for the applicable Annual Period, the Company shall pay the Eligible Participants an aggregate amount of cash equal to 75% of the Net Income Pool ("Target B Net Income Payout") which shall be distributed among the Eligible Participants in accordance with Sections 6(d) and 7 below.

        In the event the Company's Adjusted Net Income equals or exceeds Net Income Target A but is less than Net Income Target B for the applicable Annual Period, the Company shall pay the Eligible Participants an aggregate amount of cash equal to (x) the quotient of the amount of Net Income realized by the Company in excess of Net Income Target A divided by the difference of Net Income Target B minus Net Income Target A, multiplied by (y) the Target B Net Income Payout which shall be distributed among the Eligible Participants in accordance with Sections 6(d) and 7 below.

    For example, assuming a Target B Net Income Payout of $200,000, a Net Income Target A of $10,000,000 and a Net Income Target B of $12,000,000, if the Company's Net Income were $11,000,000, then the aggregate payment under Section 6(c)(ii)(2) would be:

    11,000,000 - 10,000,000
    -------------------------------- x $200,000 = $100,000
    12,000,000 - 10,000,000

    The allocation of any Target B Revenue Payout and Target B Income Revenue Payout (or any portion thereof earned under Section 6(b)(ii)(2) or 6(c)(ii)(2) above) payable under this Section 6 among the Participants shall be determined by the Board, in its sole discretion, on the Award Determination Date based on the contributions of each Participant towards the attainment of Revenue Target B and Net Income Target B, respectively. In weighing the contributions of each Participant for such purpose, the Board may consider subjective factors including, without limitation, each Participant's initiative, leadership, teamwork, judgment and creativity.

  Termination of Employment. Except to the extent otherwise provided by the Committee, if a Participant's employment with the Company, any Subsidiary or any Affiliate, is terminated for any reason prior to the Award Determination Date, then, except in the case of death, disability or normal retirement, or an involuntary termination due to a reduction in force, or except as provided in Section 13, the Participant shall forfeit the Award and shall not be entitled to a payment of the Award. If a Participant's employment is terminated after the last day of the Annual Period but prior to the Award Determination Date due to death, disability, normal retirement or involuntary termination caused by a reduction in force, the Participant shall be entitled to full payment of the Award that would have been payable if the Participant had been a Participant on the Award Determination Date, based upon the Committee's determination as to whether the applicable Target or Targets are achieved within such Annual Period. If a Participant's employment is terminated during the Annual Period due to death, disability, normal retirement or involuntary termination caused by a reduction in force, the Participant shall be entitled to a pro-rated payment of the Award that would have been payable if the Participant had been a Participant on the Award Determination Date, based upon the Committee's determination as to whether the applicable Target or Targets are achieved within such Annual Period. If a Participant is entitled to a payment of the Award pursuant to the preceding sentence, such amount shall be pro-rated based on the number of days the individual was a Participant in the Plan for such Annual Period and shall be paid at the same time and in the same manner as such payment would have been made if the Participant had been a Participant on the Award

  Determination Date. A leave of absence, approved by the Committee, shall not be deemed to be a termination of employment for purposes of this Plan.

  Unfunded Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payments hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

  Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company's consent. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant's death. In the event no beneficiary has been properly designated, the payment shall be made to the Participant's surviving spouse or, if none, the Participant's estate.

  Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company shall have the authority to withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any Federal, state and local tax or withholding requirements.

  No Right to Continued Employment or to Participate. Nothing contained in the Plan or in any Award shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment with the Company (or any Affiliate), or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient's employment with the Company and its Affiliates.

  Non-Exclusivity of Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases

  Change of Control. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a Change of Control of the Company then the Company shall as promptly as practicable following the effective date of the Change of Control pay any incentive Awards payable to Participants. The payment to each Participant shall be an amount not less than the target Award as originally approved for the Annual Period, notwithstanding actual results or any changes or modifications occurring after any such Change of Control.

  Impact of Restatement of Financial Statements upon Previous Awards.

    If any of the Company's financial statements are restated due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct or otherwise, each Participant shall be required to reimburse the Company for any payments under this Plan that the Company is required to recover from such Participant or that such Participant is required to reimburse the Company under any policies adopted by the Board or any committee thereof from time to time or under applicable law, including without limitation Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the respective rules and regulations thereunder.

    The Committee shall determine, in accordance with applicable law, whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise.

  Amendment or Termination. The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.

  Application of Code Section 409A. This Plan is intended to be administered and interpreted in a manner such that it is exempt from the requirements of Section 409A of the Code pursuant to the "short term deferral rule." Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with the Plan is guaranteed and each Participant shall be responsible for any taxes imposed on him in connection with the Plan.

  Governing Law and Interpretation. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Unless otherwise indicated, all "Section" references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.

  Severability. If any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

  Effective Date. This Plan shall become effective immediately with respect to the Annual Period ending March 31, 2012 upon approval of the Board and shall remain effective, subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.